EXHIBIT 99.1


     Contacts:    St. Jude Medical                   Daig Corporation
                  Steve Wilson                       Dan Starks
                  V.P. Finance & CFO                 President/COO
                  (612)481-7542                      (612) 933-4700

                  Peter Gove                         John Heinmiller
                  Media Relations                    Chief Financial Officer
                  (612) 481-7790                     (612) 933-4700

                  Paul Vetter
                  Investor Relations
                  (612) 481-7791


       ST. JUDE MEDICAL ANNOUNCES ACQUISITION OF DAIG CORPORATION

        Diversification Continues as St. Jude Medical Expands
        Presence in Cardiac Rhythm Management Market & Enters
                  Interventional Cardiology Market

St. Paul, MN, January 30, 1996 --- St. Jude Medical, Inc. (NASDAQ/NNM:STJM) announced today it has entered into a definitive agreement to acquire Daig Corporation (NASDAQ/NNM:DAIG), a manufacturer of specialized cardiovascular devices located in Minnetonka, Minnesota. Under the terms of the agreement, Daig shareholders will receive approximately 10.0 million shares of St. Jude Medical common stock. The transaction has been approved by the Boards of Directors of both companies and is subject to normal regulatory reviews. The transaction will be accounted for on a "pooling of interests" basis and is expected to close in the second quarter.

Daig was founded in 1974 by John J. Fleischhacker. Fiscal 1995 net sales (year end September 30) were $38.3 million with net income of $9.9 million, representing growth rates of 19% and 28%, respectively, versus prior year performance. The majority of Daig's 267 employees are located in Minnesota. Both founder, Chairman & CEO, John Fleischhacker and President and COO Daniel J. Starks, will join St. Jude Medical. Consistent with St. Jude Medical's decentralization philosophy, Daig will be a wholly-owned subsidiary and operate as Daig, a St. Jude Medical Company. John Fleischhacker will continue as Chairman and CEO and Daniel J. Starks as President and COO. Upon closing, Mr. Starks will be appointed to the St. Jude Medical Board of Directors.

Daig designs, manufacturers and markets specialized cardiovascular devices for the electrophysiology (EP) and interventional cardiology markets. Daig's innovative product line of percutaneous introducers, EP catheters and bipolar external pacing catheters are used to diagnose and treat cardiovascular diseases, including cardiac arrhythmias and coronary heart disease.

In October 1994, St. Jude Medical acquired the worldwide cardiac rhythm management business of Siemens AG, which now operates as Pacesetter, a St. Jude Medical Company. Pacesetter is a leader in providing pacemaker systems to treat bradycardia, a heart arrhythmia characterized by an unusually slow heart beat. This year Pacesetter plans to begin clinicals on an implantable cardioverter defibrillator (ICD), the Aegis 2600(TM), for the treatment of too rapid or racing heart beats, conditions known as ventricular tachycardia and ventricular fibrillation (VT/VF). Bradycardia and VT/VF are two segments of the large and rapidly growing cardiac rhythm management (CRM) market, which is estimated in 1995 at $2.9 billion and forecast to grow by 12% per year to $5 billion by the year 2000. The other two segments of the CRM market are electrophysiology (EP) and atrial fibrillation (AF).

With the Daig acquisition, St. Jude Medical is positioned with technology and products in all segments of the CRM market. Daig provides St. Jude Medical with diagnostic EP catheters and specialty introducer products for the treatment of heart arrhythmias and is in clinical trials with ablation systems to treat supraventricular arrhythmias, including AF. Daig also gives St. Jude Medical a presence in the introducer segment of the interventional cardiology market, estimated at $90 million in 1995 and expected to grow to over $130 million by the year 2000.

Ronald A. Matricaria, Chairman, President and CEO of St. Jude Medical, said of the acquisition, "This agreement with Daig is a very important next step in St. Jude Medical's diversification plan and our strategy for the global cardiac rhythm management market. It provides an entry into the interventional cardiology market and expands our core competencies. St. Jude Medical will now offer products and services to our customers and their patients, based on three technology platforms: heart valve disease management, cardiac rhythm management and interventional cardiology. This announcement demonstrates St. Jude Medical's continuing commitment to diversification in order to maximize shareholder value.

"Daig is a very profitable, fast-growing, innovative and well managed company that has used development and manufacturing core competencies to become a market leader in the catheter introducer market. The success of this base business allowed Daig to invest in other specialized cardiac care catheter devices. John Fleischhacker's vision, ingenuity and perseverance have made Daig the star performer it is today. John has built Daig for over two decades. I am very pleased that he, Dan Starks and the rest of the Daig team are joining St. Jude Medical.

"When St. Jude Medical acquired Pacesetter in 1994, we declared our interest in the cardiac rhythm management market. Pacesetter is a global technology and market leader in bradycardia pacing systems. This year the first Pacesetter VT/VF device is expected to be in clinical trials in both Europe and the U.S. Daig rounds out St. Jude's participation in the overall cardiac rhythm management market, a position few companies enjoy.

"Over the last several years, and with little recognition to date by the investment community, Daig has developed and brought to market a very innovative line of EP catheters and specialty introducers, while simultaneously developing a strong field clinical service organization. Many observers of the CRM market believe that electrophysiology represents the next emphasis in the treatment of heart arrhythmias. Daig's EP products allow Pacesetter to better serve an important customer for our implantable CRM products -- the electrophysiologist. We believe St. Jude Medical, with Daig, is positioned to be a major participant in EP. St. Jude Medical's global R&D, manufacturing and distribution strengths, particularly in Europe, will leverage Daig's technology and allow us to substantially accelerate its growth.

"In addition, Daig provides St. Jude Medical a unique position in the treatment of atrial fibrillation, which is estimated to affect more people than bradycardia or VT/VF combined. Daig's catheter ablation approach to treating AF, now in U.S. clinical trials, complements our strategic investment in InControl, Inc., the leading company developing an implantable device to control AF."

Matricaria concluded, "Once the Daig transaction is completed, St. Jude Medical significantly improves its participation in the total cardiac rhythm management market and possesses technology competencies in catheter development and manufacturing to complement and leverage its existing capabilities in heart valves and electrical stimulation. We believe this transaction is in the best interests of our shareholders. The dilution is minimal in contrast to the benefits Daig provides St. Jude Medical, including prospects for accelerated growth, strong earnings and cash flow, talented people, intellectual property, technology and manufacturing resources, and synergies with both Pacesetter and our global sales and distribution system. We look forward to welcoming the employees and customers of Daig to St. Jude Medical."

On behalf of Daig, John J. Fleischhacker, Chairman and CEO, said, "We have successfully grown Daig based on a commitment to world-class excellence in technology, product development and manufacturing of disposable catheters for invasive cardiology. We see this agreement with St. Jude Medical as the opportunity to take Daig to a new level in terms of product offerings, market presence and global operations."

President and COO, Daniel J. Starks, added, "All of us at Daig look forward to being part of St. Jude Medical, a company with a deserved reputation for strategic focus, market leadership, quality and financial strength. We are excited about the opportunity to leverage Daig's resources to support St. Jude Medical's strategy to be a global leader in the treatment of all categories of heart arrhythmias."

St. Jude Medical develops, manufacturers and distributes medical devices for the global cardiovascular market. The Company serves patients and its physician customers worldwide with the highest quality products including heart valves and cardiac rhythm management products.